EXHIBIT 23.2




                     CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated March 31, 1996, except as to Note 13, which is dated as of October 3, 1996, relating to the financial statements of Gentle Dental Service Corporation, our report dated September 17, 1996 relating to the financial statements of Scott Campbell, DDS, P.S., and our report dated September 17, 1996 relating to the financial statements of Peter A. Vermeulen, D.D.S., P.S., which reports appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP
Portland, Oregon
October 4, 1996